Exhibit 99.1

A. H. Belo Corporation Announces Third Quarter 2017 Financial Results, Real Estate Sales, Special Dividend, Stock Repurchase Program and Voluntary Pension Contribution

•      Digital and marketing services revenue represented 39.3 percent of 2017 total advertising and marketing services revenue compared to 36.6 percent in 2016

•      Adjusted operating expense decreased $6.1 million, or 9.8 percent, in 2017 compared to 2016

•      Net income increased $3.1 million in 2017 compared to 2016

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported third quarter 2017 net income attributable to A. H. Belo Corporation (the “Company”) of $2.6 million,  or $0.12 per fully diluted share. In the third quarter of 2016, the Company reported net loss attributable to A. H. Belo Corporation of $(0.5) million, or $(0.02) per share.

In the third quarter of 2017, on a non-GAAP basis, the Company reported operating income excluding certain items (“adjusted operating income”)  of $4.2 million, an increase of $1.9 million,  or 84.8 percent,  when compared to adjusted operating income of $2.3 million reported in the third quarter of 2016.

Jim Moroney, chairman, president and Chief Executive Officer, said, “I am pleased that we continue to see excellent growth from our investment in DMV, which saw revenue growth of 20.3 percent compared to the third quarter of 2016. This quarter, we also made steady progress in building a base of paid digital subscribers which increased to 22,103 at the end of the third quarter, a gain of 1,833 subscribers, or 9.0 percent, on a sequential basis, over the total at the end of the second quarter. On a year-over-year basis, digital subscribers grew 9,158, or 70.7 percent, when compared to the total digital subscribers of 12,945 at the end of the third quarter 2016. These are the two most significant growth opportunities in our business and we will continue to drive investment in these areas for the balance of 2017 and into 2018.

“In the third quarter, we closed on the sale of one of our downtown Dallas parking lots

A. H. Belo Corporation Announces Third Quarter 2017 Financial Results, Real Estate Sales, Special Dividend, Stock Repurchase Program and Voluntary Pension Contribution

October 30, 2017

and last week, closed on the sale of the remaining two parking lots in downtown Dallas. Our commitment to returning capital to shareholders is a key part of A. H. Belo's financial strategy. As a result, we are announcing a special dividend of $0.14 and we will be re-starting our previously authorized stock repurchase program. The share repurchase authority allows us to utilize another avenue to return capital to shareholders as well as take advantage of market conditions from time to time. In addition to our focus on returning capital to our shareholders, we are committed in our efforts to de-risk our pension plans. In the third quarter, we made a voluntary contribution of $20.0 million and using that contribution with additional plan assets of $23.5 million, executed a transfer of $43.5 million in pension liabilities to an insurance company. This de-risking strategy has reduced the long-term pension liabilities of the Company. We are very pleased with our ability to execute on multiple capital allocation strategies over the last two months.”

Third Quarter Results from Continuing Operations

Total revenue was $60.6 million in the third quarter of 2017,  a  decrease of $4.2 million, or 6.5 percent,  when compared to the third quarter of 2016.

Revenue from advertising and marketing services, including print and digital revenues, was $34.9 million in the  third quarter of 2017,  a  decrease of $3.4 million, or 9.0 percent, when compared to the third quarter of 2016. For the third quarter of 2017, total digital and marketing services revenue was 39.3 percent of total advertising and marketing services revenue, reflecting a 270 basis point increase when compared to the 36.6 percent reported in the third quarter of 2016. Total digital and marketing services revenue was 22.7 percent of total revenue, reflecting a 110 basis point increase when compared to the 21.6 percent reported in the third quarter of 2016.

A. H. Belo Corporation Announces Third Quarter 2017 Financial Results, Real Estate Sales, Special Dividend, Stock Repurchase Program and Voluntary Pension Contribution

October 30, 2017

Circulation revenue was $18.8 million, a decrease of $0.8 million, or 4.0 percent.  The decline was primarily due to a decrease in home delivery revenue. Single copy revenue also decreased compared to prior year, driven by a decline in single copy volume, partially offset by an increase in the daily single copy rate, which we put in place in November 2016.

Printing, distribution and other revenue of $6.8 million remained flat when compared to the prior year period, primarily due to a decrease of $0.1 million in revenue related to events the Company did not host in the third quarter of 2017, offset by an increase in other distribution revenue.

Total consolidated operating expense in the third quarter of 2017 was $65.6 million, an increase of $0.3 million, or 0.5 percent, compared to the third quarter of 2016. The slight increase is primarily due to a noncash pension settlement charge of $5.9 million,  partially offset by decreases of $1.8 million in employee compensation and benefits expense, $1.0 million in temporary services expense, $0.9 million in distribution expense and $0.7 million in newsprint expense.

In the third quarter of 2017, on a non-GAAP basis, total consolidated operating expense excluding certain items (“adjusted operating expense”) was $56.4 million, a decrease of $6.1 million, or 9.8 percent, compared to $62.5 million of adjusted operating expense reported in the third quarter of 2016.  The decline is primarily due to decreases in employee compensation and benefits,  temporary services, distribution and newsprint expense.

The Company’s newsprint expense in the third quarter of 2017 was $3.0 million, a decrease of 9.1 percent, compared to the third quarter of 2016. Newsprint consumption declined 13.7 percent to 5,721 metric tons. Compared to the third quarter of 2016, newsprint cost per metric ton increased 3.3 percent and the average purchase price per metric ton for newsprint decreased 0.4 percent.

A. H. Belo Corporation Announces Third Quarter 2017 Financial Results, Real Estate Sales, Special Dividend, Stock Repurchase Program and Voluntary Pension Contribution

October 30, 2017

Real Estate

In the second quarter of 2017, the Company announced that three parcels of land located in downtown Dallas, Texas were available for sale. In  September, the company completed the sale of one parcel of land and received net cash proceeds of $8.3 million, generating a gain of approximately $5.0 million. In addition, this month the Company completed the sale of the remaining two parcels of land for net cash proceeds of $13.0 million, generating a gain of approximately $7.5 million. The capital gains generated from these sales will be fully offset by the tax deduction for the pension contribution.

Special Dividend

The Company’s Board of Directors declared a special cash dividend of $0.14 per share on October 27, 2017. The special dividend will be payable on December 1, 2017 to shareholders of record at the close of business on November 9, 2017.

Stock Repurchase Program

The Company expects to re-start open market stock repurchases in the fourth quarter of 2017. The Company has approximately 1,000,000 shares of common stock remaining under its prior Board-approved stock repurchase authority.

Pension Plans

In the third quarter, the Company made a voluntary contribution of $20.0 million to the pension plans and using the contribution, in addition to liquidating $23.5 million of plan assets, transferred $43.5 million of pension liabilities to an insurance company. As a result of this de-risking action, the Company not only reduced the number of participants in the

A. H. Belo Corporation Announces Third Quarter 2017 Financial Results, Real Estate Sales, Special Dividend, Stock Repurchase Program and Voluntary Pension Contribution

October 30, 2017

Company sponsored pension plans by 796, or 36.0 percent, but also reduced the Pension Benefit Guaranty Corporation annual fees by $0.5 million, or 38.0 percent. Based on these actions, and holding constant the discount rate and the rate of return on pension assets, the Company does not expect to have a mandatory contribution until 2023, and that payment would be $3.0 million.

A. H. Belo Corporation Announces Third Quarter 2017 Financial Results, Real Estate Sales, Special Dividend, Stock Repurchase Program and Voluntary Pension Contribution

October 30, 2017

Non-GAAP Financial Measures

A reconciliation of operating income (loss) to adjusted operating income and of total operating costs and expense to adjusted operating expense is included in the exhibits to this release.

A. H. Belo Corporation Announces Third Quarter 2017 Financial Results, Real Estate Sales, Special Dividend, Stock Repurchase Program and Voluntary Pension Contribution

October 30, 2017

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Tuesday,  October 31, 2017, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest. An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-800-230-1951 (USA) or 612-338-9017 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CDT on October 31, 2017 until 11:59 p.m. CST on November 7, 2017. The access code for the replay is 431356.

A. H. Belo Corporation Announces Third Quarter 2017 Financial Results, Real Estate Sales, Special Dividend, Stock Repurchase Program and Voluntary Pension Contribution

October 30, 2017

About A. H. Belo Corporation

A. H. Belo Corporation is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo Corporation delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except share and per share amounts (unaudited)	2017	2016	2017	2016
Net Operating Revenue:
Advertising and marketing services	$34,875	$38,304	$106,101	$111,581
Circulation	18,845	19,633	57,099	59,806
Printing, distribution and other	6,839	6,843	21,349	22,502
Total net operating revenue	60,559	64,780	184,549	193,889
Operating Costs and Expense:
Employee compensation and benefits	29,693	25,626	82,421	77,417
Other production, distribution and operating costs	27,460	30,615	85,522	88,844
Newsprint, ink and other supplies	5,648	6,315	17,542	18,834
Depreciation	2,607	2,488	7,840	7,725
Amortization	200	225	599	680
Goodwill impairment	—	—	228	—
Total operating costs and expense	65,608	65,269	194,152	193,500
Operating income (loss)	(5,049)	(489)	(9,603)	389
Other income, net	7,639	114	7,209	601
Income (Loss) from Continuing Operations Before Income Taxes	2,590	(375)	(2,394)	990
Income tax provision	10	77	261	1,361
Net Income (Loss)	2,580	(452)	(2,655)	(371)
Net income attributable to noncontrolling interests	—	45	—	65
Net Income (Loss) Attributable to A. H. Belo Corporation	$2,580	$(497)	$(2,655)	$(436)

Per Share Basis
Net income (loss) attributable to A. H. Belo Corporation
Basic and diluted	$0.12	$(0.02)	$(0.13)	$(0.02)
Number of common shares used in the per share calculation:
Basic	21,753,166	21,676,260	21,729,212	21,601,828
Diluted	21,754,627	21,676,260	21,729,212	21,601,828

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
In thousands (unaudited)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$49,955	$80,071
Accounts receivable, net	25,914	29,114
Assets held for sale	5,510	—
Other current assets	13,602	12,939
Total current assets	94,981	122,124
Property, plant and equipment, net	33,591	43,759
Intangible assets, net	4,273	4,872
Goodwill	13,973	14,201
Other assets	6,975	7,775
Total assets	$153,793	$192,731
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,121	$9,036
Accrued compensation and other current liabilities	13,036	14,975
Advance subscription payments	12,179	13,243
Total current liabilities	34,336	37,254
Long-term pension liabilities	28,413	54,843
Other liabilities	6,108	8,812
Total liabilities	68,857	100,909
Noncontrolling interest - redeemable	—	2,670
Total shareholders’ equity attributable to A. H. Belo Corporation	84,936	87,918
Noncontrolling interests	—	1,234
Total shareholders' equity	84,936	89,152
Total liabilities and shareholders’ equity	$153,793	$192,731

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Income (Loss) to Adjusted Operating Income

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2017	2016	2017	2016
Total net operating revenue	$60,559	$64,780	$184,549	$193,889
Total operating costs and expense	65,608	65,269	194,152	193,500
Operating Income (Loss)	$(5,049)	$(489)	$(9,603)	$389

Total operating costs and expense	$65,608	$65,269	$194,152	$193,500
Less:
Depreciation	2,607	2,488	7,840	7,725
Amortization	200	225	599	680
Severance expense	531	49	1,175	1,049
Pension plan settlement loss	5,911	—	5,911	—
Goodwill impairment	—	—	228	—
Adjusted Operating Expense	$56,359	$62,507	$178,399	$184,046

Total net operating revenue	$60,559	$64,780	$184,549	$193,889
Adjusted operating expense	56,359	62,507	178,399	184,046
Adjusted Operating Income	$4,200	$2,273	$6,150	$9,843

The Company calculates adjusted operating income by adjusting operating income (loss) to exclude depreciation,  amortization, severance expense,  pension plan settlement loss and goodwill impairment (“adjusted operating income”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income should not be considered in isolation or as a substitute for net income (loss) from continuing operations, cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.